SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.   2    )


                               Ryerson Tull, Inc.
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    78375P107
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78375P107                    13G                   Page 2 of 11  Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan  Stanley  Dean  Witter &  Co.
          IRS  #  39-314-5972


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             787,715  **
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       1,012,715  **
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,012,715  **
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.06%  **
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     **Includes  344,900   shares,   representing  approximately
                       1.38% of the class,  held  by  MAS  Funds Value Portfolio

CUSIP No. 78375P107                  13G                   Page 3 of  11   Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Miller Anderson & Sherrerd, LLP
          IRS # 23-1744122

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             711,600  **
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       888,400  **
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          888,400  **
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.56%  **
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IA, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     **Includes  344,900   shares,   representing  approximately
                       1.38% of the class,  held  by  MAS  Funds Value Portfolio

CUSIP No. 78375P107                  13G                   Page 4 of  11   Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          MAS Funds Value Portfolio
          IRS # 23-6781144

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             344,900
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       344,900
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           344,900
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.38%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          IC, CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 78375P107                  13G                   Page 5  of  11  Pages


Item 1.     (a)   Name of Issuer:
                  Ryerson Tull, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  2621 West 15th Place
                  Chicago, IL 60608
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                           (a) Morgan Stanley Dean Witter & Co.
                           (b) Miller Anderson & Sherrerd, LLP
                           (c) MAS Funds Value Portfolio
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428

                           (c) 1 Tower Bridge Suite 1100
                               West Conshohocken, PA 19428
                  --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           78375P107
                               -------------------------------------------------

Item 3.     (a)     Morgan  Stanley  Dean  Witter  & Co.  is (e)  an  Investment
                    Adviser  registered  under  Section  203 of  the  Investment
                    Advisers Act of 1940.

            (b) Miller Anderson & Sherrerd, LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

            (c) MAS Funds Value Portfolio is (d) an Investment Company registered under Section 8 of the Investment Company Act of 1940.

CUSIP No. 78375P107                  13-G                   Page 6 of  11 Pages



Item 4.     Ownership.

               Incorporated by reference to Items (5) - (9) and (11) of the cover page.


Item 5.     Ownership of Five Percent or Less of a Class.

               (a) As of the date hereof, Morgan Stanley Dean Witter & Co. has ceased to be the beneficial owner of more than five percent of the class of securities.

               (b) As of the date hereof, Miller Anderson & Sherrerd, LLP has ceased to be the beneficial owner of more than five percent of the class of securities.

               (c) As of the date hereof, MAS Funds Value Portfolio has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               (a)  Inapplicable

               (b)  Inapplicable

               (c)  Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 78375P107                   13-G                  Page 7  of  11 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:       August 10, 1999


Signature:  /s/ Robert G. Koppenol
            -----------------------------------------------------------------

Name/Title  Robert G. Koppenol / Principal Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.

Date:       August 10, 1999


Signature:  /s/ Paul A. Frick
            -----------------------------------------------------------------

Name/Title  Paul A. Frick / Vice President Miller Anderson & Sherrerd, LLP
            -----------------------------------------------------------------
            MILLER ANDERSON & SHERRERD, LLP

Date:       August 10, 1999


Signature:  /s/ Lorraine Truten
            -----------------------------------------------------------------

Name/Title  Lorraine Truten / Vice President MAS Funds
            -----------------------------------------------------------------
            MAS FUNDS VALUE PORTFOLIO




                       INDEX TO EXHIBITS                                PAGE
                       -----------------                                ----

EXHIBIT 1       Agreement to Make a Joint Filing                          8

EXHIBIT 2       Secretary's Certificate Authorizing Robert G. Koppenol    9
                to Sign on behalf of Morgan Stanley Dean Witter & Co.

EXHIBIT 3       Secretary's Certificate Authorizing Paul A. Frick        10
                to Sign on behalf of Miller Anderson & Sherrerd, LLP

EXHIBIT 4       Secretary's Certificate Authorizing Lorraine Truten      11
                to Sign on behalf of MAS Funds



* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)